Exhibit 5.1

April 4, 2012

Vanguard Natural Resources, LLC
5847 San Felipe, Suite 3000
Houston, Texas 77057

Ladies and Gentlemen:

We have acted as counsel for Vanguard Natural Resources, LLC, a Delaware limited liability company (the “Company”), with respect to certain legal matters in connection with the registration by the Company and VNR Finance Corp., a Delaware corporation and wholly owned subsidiary of the Company (“VNR Finance,” and, together with the Company, the “Issuers”) under the Securities Act of 1933, as amended (the “Securities Act”), of the offer and sale by the Issuers of $350,000,000 aggregate principal amount of 7.875% Senior Notes due 2020 (the “Notes”), to be issued and sold pursuant to the Underwriting Agreement, dated March 30, 2012, by and among the Issuers, the subsidiaries of the Company named therein and the Underwriters named therein (the “Underwriting Agreement”).

The Notes are to be issued as securities pursuant to that certain Indenture, dated as of April 4, 2012 (the “Base Indenture”), by and among the Issuers, the guarantors named therein (the “Guarantors”) and U.S. Bank National Association, as Trustee (the “Trustee”), as amended and supplemented by the First Supplemental Indenture thereto, dated as of April 4, 2012 (the “Supplemental Indenture”), by and among the Issuers, the Guarantors and the Trustee (the Base Indenture, as so amended and supplemented by the Supplemental Indenture, the “Indenture”).

In rendering the opinions set forth below, we have examined and relied upon (i) the Registration Statement on Form S-3 (File No. 333-179050) (the “Registration Statement”); (ii) the Prospectus dated January 18, 2012 (the “Base Prospectus”) included in the Registration Statement; (iii) the prospectus supplement dated March 30, 2012 (the “Prospectus Supplement,” and together with the Base Prospectus, the “Prospectus”); (iv) the Second Amended and Restated Agreement of Limited Liability Company of the Company dated as of October 29, 2007, as amended; (v) the bylaws and certificate of incorporation of VNR Finance; (vi) the Underwriting Agreement; (vii) resolutions of the Board of Directors of the Company dated January 18, 2012 and the pricing committee thereof dated March 30, 2012; and (vii) such other certificates, statutes and other instruments and documents as we consider appropriate for purposes of the opinions hereafter expressed.  In addition, we reviewed such questions of law as we considered appropriate.

In connection with this opinion, we have assumed that the Notes will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the Prospectus.

Based upon the foregoing and subject to the assumptions, exceptions, limitations and qualifications set forth herein, we are of the opinion that when (a) each of the Base Indenture  and Supplemental Indenture has been duly executed and delivered by the parties thereto and (b) the Notes have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture and duly purchased and paid for in accordance with the terms of the Underwriting Agreement, the Notes will constitute valid and legally binding obligations of the Issuers, enforceable against the Issuers in accordance with their terms..

The opinions expressed herein are qualified in the following respects:

A. As to any facts material to the opinion contained herein, we have made no independent investigation of such facts and have relied, to the extent that we deem such reliance proper, upon certificates of public officials and officers or other representatives of the Issuers.

B. We have assumed that (i) each document submitted to us for review is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original and all signatures on each such document are genuine; (ii) each certificate from governmental officials reviewed by us is accurate, complete and authentic, and all official public records are accurate and complete and (iii) each natural person signing any document reviewed by us had the legal capacity to do so and each person signing in a representative capacity any document reviewed by us had authority to sign in such capacity.

C. The opinion is qualified to the extent that the enforceability of any document, instrument or security may be limited by or subject to bankruptcy, insolvency, fraudulent transfer or conveyance, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally, and general equitable or public policy principles.

D. We express no opinions concerning (i) the validity or enforceability of any provisions contained in the Indenture that purport to waive or not give effect to rights to notices, defenses, subrogation or other rights or benefits that cannot be effectively waived under applicable law or (ii) the enforceability of indemnification provisions to the extent they purport to relate to liabilities resulting from or based upon negligence or any violation of federal or state securities or blue sky laws.

E. This opinion is limited in all respects to the laws of the State of New York.  We do not express any opinions as to the laws of any other jurisdiction.

We hereby consent to the filing of this opinion of counsel as Exhibit 5.1 to the Current Report on Form 8-K of the Company dated on or about the date hereof, to the incorporation by reference of this opinion of counsel into the Registration Statement and to the reference to our Firm under the heading “Legal Matters” in the Prospectus Supplement and the Base Prospectus. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/ VINSON & ELKINS L.L.P.

Vinson & Elkins L.L.P.